Exhibit 99.1

MAGYAR BANK

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

Magyar Bank Names John S. Fitzgerald Chief Operating Officer

New Brunswick, NJ—January 3, 2007—Magyar Bank has announced that John S. Fitzgerald, Dunellen, NJ, has been named Executive Vice President, Chief Operating Officer. Mr. Fitzgerald will continue his role as the Bank’s Chief Lending Officer responsible for the Bank’s residential, commercial and construction lending operations, as well as overseeing Magyar’s branch network.

Mr. Fitzgerald has been with Magyar for five years and has over 20 years experience in the banking industry. Mr. Fitzgerald currently serves on the Board of Directors for both the Middlesex County Regional Chamber of Commerce, and the Dunellen Lions Club, and is a graduate of the University of Maryland as well as the Stonier Graduate School of Banking.

About Magyar Bank
Magyar Bank, headquartered in New Brunswick, New Jersey, is the principal subsidiary of Magyar Bancorp (NASDAQ: MGYR), and is a $434 million asset community bank. Magyar Bank has been serving families and businesses in Central New Jersey for over 80 years with a complete line of financial products and services, and today Magyar operates branch locations in Branchburg, New Brunswick, North Brunswick and South Brunswick. Visit Magyar online at www.magbank.com.

Contact: John Reissner, 732.342.7600